BONUS STOCK ISSUANCE AGREEMENT

         THIS AGREEMENT (this "Agreement") is entered into as of April 11, 2002 (the "Date of Grant"), by and between I-INCUBATOR.COM, INC., a Florida corporation (the "Company"), and JAMEE KALIMI ("Kalimi").

                                    RECITALS

     A. The Company has agreed to issue 50,000 shares of common stock to Kalimi as a bonus.

                                    AGREEMENT

         NOW, THEREFORE, the parties hereto, for good and sufficient consideration the receipt of which is hereby acknowledged, and intending to be legally bound, do hereby agree as follows:

1. Grant of Stock Issuance. Company has agreed to and will issue 50,000 shares of Company Common Stock to Kalimi as a bonus ("Bonus Shares").

2. Registration Statement. The Company shall cause the issuance of the Bonus Shares to be registered under the Securities Act of 1933 as amended by filing a Form S-8 Registration Statement covering the Bonus Shares. Kalimi shall take any action reasonably requested by the Company in connection with registration or qualification of the Bonus Shares under federal or state securities laws.

3.       General Provisions.
         ------------------

     3.1 Amendments; Waivers. This Agreement may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

     3.2 Entire Agreement. This Agreement, together with its exhibit, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

     3.3 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and performed in such State.

     3.4 Attorneys' Fees. Should any action or proceeding be brought to construe or enforce the terms and conditions of this Agreement or the rights of the parties hereunder, the


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losing party shall pay to the prevailing party all court costs and reasonable attorneys' fees and costs (at the prevailing party's attorneys then current rates) incurred in such action or proceeding. A party that voluntarily dismisses an action or proceeding shall be considered a losing party for purposes of this provision. Attorneys' fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The preceding sentence is intended to be severable from the other provisions of this Agreement and to survive any judgment and, to the maximum extent permitted by law, shall not be deemed merged into any such judgment.

     3.5 Receipt of Agreement. Each of the parties hereto acknowledges that he has read this Agreement in its entirety and does hereby acknowledge receipt of a fully executed copy thereof. A fully executed copy shall be an original for all purposes, and is a duplicate original.

     3.6 Notices. Any written notice required or permitted to be given shall be deemed delivered either when personally delivered or when mailed, registered or certified, postage prepaid with return receipt requested, if to Kalimi to the last residence address of Kalimi as provided by her to the Company from time to time, and if to the Company, addressed to the last address of the Company provided by it to Kalimi from time to time.

     3.7 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any governmental entity, the remaining provisions of this Agreement to the extent permitted by law shall remain in full force and effect

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

ATTEST:                             I-INCUBATOR.COM, INC.

/s/ Ralph Perez
-----------------                   By: /s/ Jamee Kalimi
                                    ----------------------------------
                                        JAMEE KALIMI, President

WITNESS:


/s/ Ralph Perez                     /s/  Jamee Kalimi
-----------------                   ----------------------------------
                                         JAMEE KALIMI